Exhibit 99.1
News Release

FOR RELEASE:		CONTACT:
Date	November 4, 2015	Gerry Gould, VP-Investor Relations
Time	8:00 am Eastern	Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Reports 2nd Quarter Fiscal 2016 Revenue of $220 Million and Adjusted EPS of $0.44, Affirms Recent Full Fiscal Year Guidance

Product Growth Highlights

8% constant currency revenue increases in growth drivers in the second quarter, including:

•	11% growth in North America plasma disposables revenue

•	25% growth in TEG® diagnostics disposables revenue

•	6% growth in Emerging Markets disposables revenue, ex-Russia

Braintree, MA, November 4, 2015 - Haemonetics Corporation (NYSE: HAE) reported second quarter fiscal 2016 revenue of $219.7 million, down 3%. Revenue was flat with the second quarter of fiscal 2015 in constant currency.

The Company reported GAAP net income of $12.9 million and GAAP net earnings per share of $0.25 in the second quarter of fiscal 2016. Exclusive of transformation, restructuring and deal amortization expenses detailed below, adjusted net income was $22.5 million, down 7%, and adjusted earnings per share were $0.44, down 6%.1

First half fiscal 2016 revenue was $433.1 million, down 4%, and down 1% in constant currency. The Company reported first half GAAP net income of $12.6 million and GAAP net income per share of $0.24. Exclusive of transformation, first half fiscal 2016 restructuring and deal amortization expenses detailed below, adjusted net income was $40.5 million, down 8%, and adjusted earnings per share were $0.78, down 7%.1

GROWTH DRIVERS UPDATE

The Company’s growth drivers of Plasma, TEG and Emerging Markets represented 63% of disposables revenue in both the second quarter and first half of fiscal 2016. In the quarter, growth driver revenue was up 8% on a constant currency basis.

Plasma disposables revenue grew 11% in North America, as strong demand for collection volumes continued. Softness in Russia negatively impacted global plasma disposables revenue which was up 7% in constant currency.

Following receipt of regulatory clearances of its next generation diagnostics device, the TEG 6s, and disposable cartridges for use in cardiovascular and cardiology procedures, the Company continued its limited market release. Together, the TEG family of hemostasis management products - TEG 5000, TEG 6s and TEG Manager™ software - is well positioned for continued strong revenue growth.

Ronald Gelbman, Haemonetics’ Interim CEO, stated: “Our team delivered first half revenue and earnings performance that was in line with our expectations. It is encouraging that our Plasma and TEG hemostasis management businesses continued to have solid revenue growth in the first half of fiscal 2016.

“Sustaining profitable growth is a key enabler of solid overall financial performance and there are ample opportunities for Haemonetics to continue to realize differentiated growth in its growth drivers over the medium and long terms. By channeling the necessary resources and investments into our Plasma and TEG hemostasis management franchises, as well as the key China market, we are creating the necessary focus to deliver and sustain real organic growth.”

SECOND QUARTER 2016 REVENUE ELEMENTS

Plasma

Plasma disposables revenue was $83.9 million in the second quarter, up $3.6 million, or 4% on a reported basis and up 7% in constant currency. Revenue was impacted in part by economic conditions in Russia. North America Plasma disposables revenue was up 11% versus the prior year’s second quarter. Collection volumes continued to reflect a robust end user market for plasma-derived biopharmaceuticals.

Blood Center

Platelet disposables revenue was $34.1 million in the second quarter, down 13% on a reported basis and down 7% on a constant currency basis. The impact of currency on reported growth rates reflects the concentration of the Company’s platelet business outside of the United States. The constant currency revenue decline was attributable principally to a market shift in Japan toward double dose collection techniques, not yet offset by the expected market share gains and accelerated use of Haemonetics’ technology.

Red cell disposables revenue was $9.3 million in the second quarter, down $0.9 million or 9% as reported and 8% on a constant currency basis in part due to lower pricing associated with a recently signed U.S. contract.

The Company announced that it has completed a long-term agreement with the America Red Cross to achieve 100% share of its double red cell apheresis collection business. The resulting volume gain is expected to be offset by pricing concessions in that contract and, over time, by volume losses with two U.S. purchasing groups that have recommended competitive products to their members.

Whole blood disposables revenue was $30.4 million in the second quarter, down $3.3 million or 10% as reported and down 7% on a constant currency basis. This change was attributable principally to the U.S. whole blood collection market which continued to decline but at a moderated rate compared with the two immediately previous fiscal years.

Hospital

Diagnostics disposables revenue was $12.5 million for the quarter, up $2.4 million or 24% on a reported basis and up 25% in constant currency, with particular strength in China and in the U.S.

The TEG Thromboelastograph® Hemostasis Analyzer installed base continued to increase in the second quarter, as TEG 5000 growth continued. The TEG family of devices, disposables and software is well positioned for acceleration of its revenue growth trend, consistent with the Company’s multi-year growth outlook.

Surgical disposables revenue was $14.7 million in the second quarter, down 6% as reported and flat on a constant currency basis. Strength in the emerging markets was offset by declines in developed markets.

Software and Equipment

Software Solutions revenue was $17.7 million in the second quarter, down $0.4 million or 2% on a reported basis and flat in constant currency. BloodTrack® HaemoBank™, a key enabler of CBMS™, the Company’s Comprehensive Blood Management Solutions growth strategy, was recently launched in numerous global markets, together with transfusion service software, and is expected to play an important role in growing and developing the Company’s software business.

Equipment and other revenue was $13.4 million, down $1.8 million or 12% as reported and down 7% on a constant currency basis, with weakness in Russia. Equipment revenue is influenced by timing of tenders and capital budgets. The installed base of equipment, including devices sold and placed for use with customers, increased 4% in the first half of fiscal 2016.

Geographic

Haemonetics reported second quarter fiscal 2016 revenue growth of 3% in the Americas and 1% in Asia Pacific, with declines of 17% in Europe and 18% in Japan. On a constant currency basis, the Company had revenue growth of 7% in Asia Pacific and 3% in the Americas, with declines of 9% in Europe and 6% in Japan. Constant currency disposables revenue growth was 11% in China in the first half of fiscal 2016.

In the Americas, strength in Plasma and TEG hemostasis management businesses was offset by declines in the Blood Center business. Weakness in Russia contributed to declines in Europe. Japan revenue was impacted by the Yen exchange rate and a shift in the platelet market toward alternative collection techniques.

OPERATING RESULTS

Adjusted gross profit was $106.5 million, down $4.6 million from the prior year second quarter and included a $3.8 million unfavorable currency impact. Adjusted gross margin was 48.5%, down 30 basis points. Adjusted gross margin improvement, driven by productivity programs including Value Creation & Capture (“VCC”) initiatives, was more than offset by unfavorable product mix and pricing.

Incremental savings from VCC programs and other identified cost reductions were $2 million in the second quarter and are expected to approximate $10 million, in fiscal 2016.

Adjusted operating expenses were $73.4 million in the second quarter, down $2.5 million or 3% from the prior year second quarter. R&D expense expanded to 5.2% of revenue, as compared with 4.4% in the second quarter of the prior year, and investments in growth drivers continued. Increased R&D expenses were more than offset by organizational and corporate administrative cost reductions.

In the second quarter, adjusted operating income was $33.1 million, down $2.0 million, or 5.8%, including $0.7 million attributed to currency headwinds. Adjusted operating margin in the quarter was 15.1%, down 30 basis points.

Adjusted interest expense on loans was $2.0 million. The adjusted income tax rate was 26.5% compared with 25.7% in the prior year second quarter.

Balance Sheet and Cash Flow

Cash on hand was $100 million, a decrease of $60 million during the first half of fiscal 2016, as the Company utilized $24 million of cash net of $6 million of cash tax benefits, to fund VCC and other restructuring initiatives and $61 million to repurchase shares in the open market. The Company reported free cash flow, before transformation and restructuring costs, of $11 million in the first half of fiscal 2016.

FISCAL 2015-2016 SHARE REPURCHASE PROGRAM

In the second quarter of fiscal 2016, the Company repurchased 503,100 shares in the open market. Together with earlier fiscal 2015 and 2016 activity, the Company repurchased 2,661,900 shares at an average price of $37.57, for a total of $100 million, completing the 2015-2016 share repurchase program.

Value Creation & Capture Activities

The Company’s planned VCC programs, designed to transform its manufacturing and distribution operations and to support its productivity initiatives, continues to progress according to schedule.

These VCC programs are expected to be completed in fiscal 2016 with approximately $27 million of after-tax cash flow and cumulative program spending of roughly $175 million. The planned investments and expected benefits are summarized in a schedule posted to the Company’s Investor Relations website at http://phx.corporate-ir.net/phoenix.zhtml?c=72118&p=irol-guidance.

Fiscal 2016 Guidance

The Company affirms its fiscal 2016 guidance as updated on October 5, 2015, for revenue within the range of $910 - $920 million, representing growth of 0-1% on a reported basis and approximately 4% in constant currency.

Continued strong revenue growth is expected from growth drivers - Plasma, TEG and Emerging Markets - along with the benefit of a 53rd week in the fourth quarter of fiscal 2016. U.S. blood center market declines will moderate, but continued foreign currency weakness is also expected.

Revenue guidance anticipates the following elements:

	As Reported	Constant Currency
Plasma disposables	8-10%	11-13%
Blood center disposables	(8-10%)	(5-7%)
Hospital disposables	0-2%	4-6%
Software solutions	2-4%	5-7%

The Company affirms its fiscal 2016 adjusted earnings per share guidance, also as updated October 5, 2015, in the range of $1.65 to $1.75, which includes constant currency earnings growth of approximately 4%.

Acquisition related amortization is expected to approximate $30 million, or $0.40 per share, and is excluded from adjusted operating income and adjusted earnings per share.

Free cash flow guidance for fiscal 2016 is estimated in the range of $70-$75 million before funding approximately $27 million of capital expenditures and cash transformation expenditures to complete the VCC initiatives.

More information on fiscal 2016 guidance, including income statement scenarios underlying the lower and upper ends of the adjusted earnings per share guidance range, can be found in the Investor Relations section of our web site at http://www.haemonetics.com.1

Adjustments To Reported Earnings

In the second quarter of fiscal 2016, $7 million of pre-tax charges for VCC transformation and other restructuring activities were excluded from adjusted earnings. In the second quarter of fiscal 2015, $15 million of pre-tax integration, restructuring, transformation and transaction costs were excluded from adjusted earnings.

In the first half of fiscal 2016, $21 million of pre-tax charges for VCC transformation and other restructuring activities were excluded from adjusted earnings. In the first half of fiscal 2015, $38 million of pre-tax integration, restructuring, transformation and transaction costs were excluded from adjusted earnings.
The Company also excludes acquisition related amortization expenses from its adjusted operating income and earnings per share. Excluded from second quarter adjusted earnings was acquisition related amortization of $7.4 million in fiscal 2016 and $7.6 million in fiscal 2015, or $0.10 per share in both second quarters.

Deal amortization excluded from adjusted earnings was $14.8 million and $15.3 million, respectively, in the first halves of fiscal 2016 and 2015, or $0.20 per share in each year’s first half. For fiscal year 2016, acquisition related amortization is expected to approximate $30 million or $0.40 per share.

Conference Call

Haemonetics will host a webcast to discuss second quarter results on Wednesday, November 4, 2015 at 8:00 am Eastern. Interested parties may participate at:
http://www.media-server.com/m/acs/e58732b94af2a8968146003700d7c56c.

About Haemonetics

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve patient care and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

Forward Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including the effects of disruption from the manufacturing transformation making it more difficult to maintain relationships with employees and timely deliver high quality products, unexpected expenses incurred during our Value Creation and Capture program, asset revaluations to reflect current business conditions, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, demand for whole blood and blood components, product quality, market acceptance, regulatory uncertainties, including in the receipt or timing of regulatory approvals, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns including single-source tenders, the effect of industry consolidation as seen in the plasma and blood center markets, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission.
The foregoing list should not be construed as exhaustive.
Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.
1 A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com.

Haemonetics Corporation Financial Summary
Consolidated Statements of Income for the Second Quarter of FY16 and FY15
(Data in thousands, except per share data)

	9/26/2015	9/27/2014	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)
Net revenues	$219,693	$227,580	(3.5)%
Gross profit	105,297	108,114	(2.6)%

R&D	11,553	10,938	5.6%
S,G&A	74,565	84,769	(12.0)%
Operating expenses	86,118	95,707	(10.0)%

Operating income	19,179	12,407	54.6%

Interest and other expense, net	(2,606)	(2,645)	(1.5)%

Income before taxes	16,573	9,762	69.8%

Tax expense	3,710	2,275	63.1%

Net income	$12,863	$7,487	71.8%

Net income per common share assuming dilution	$0.25	$0.14	78.6%

Weighted average number of shares:
Basic	50,680	51,391
Diluted	51,187	51,925

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	47.9%	47.5%	0.4%
R&D	5.3%	4.8%	0.5%
S,G&A	33.9%	37.2%	(3.3)%
Operating income	8.7%	5.5%	3.2%
Income before taxes	7.5%	4.3%	3.2%
Net income	5.9%	3.3%	2.6%

Haemonetics Corporation Financial Summary
Consolidated Statements of Income for Year-to-Date FY16 and FY15
(Data in thousands, except per share data)

	9/26/2015	9/27/2014	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)
Net revenues	$433,106	$452,068	(4.2)%
Gross profit	207,836	214,392	(3.1)%

R&D	22,874	26,319	(13.1)%
S,G&A	162,177	177,331	(8.5)%
Operating expenses	185,051	203,650	(9.1)%

Operating income	22,785	10,742	112.1%

Interest and other expense, net	(4,615)	(5,188)	(11.0)%

Income before taxes	18,170	5,554	227.2%

Tax expense	5,574	1,715	225.0%

Net income	$12,596	$3,839	228.1%

Net income per common share assuming dilution	$0.24	$0.07	242.9%

Weighted average number of shares:
Basic	51,020	51,567
Diluted	51,638	52,056

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	48.0%	47.4%	0.6%
R&D	5.3%	5.8%	(0.5)%
S,G&A	37.4%	39.2%	(1.8)%
Operating income	5.3%	2.4%	2.9%
Income before taxes	4.2%	1.2%	3.0%
Net income	2.9%	0.8%	2.1%

Revenue Analysis for the Second Quarter of FY16 and FY15
(Data in thousands)

	Three Months Ended
	9/26/2015	9/27/2014	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)
Revenues by geography
United States	$127,031	$124,406	2.1%
International	92,662	103,174	(10.2)%
Net revenues	$219,693	$227,580	(3.5)%

Disposable revenues

Plasma disposables	$83,905	$80,355	4.4%

Blood center disposables
Platelet	34,138	39,370	(13.3)%
Red cell	9,303	10,176	(8.6)%
Whole blood	30,403	33,738	(9.9)%
	73,844	83,284	(11.3)%
Hospital disposables
Diagnostics	12,473	10,047	24.1%
Surgical	14,694	15,661	(6.2)%
OrthoPAT	3,659	4,898	(25.3)%
	30,826	30,606	0.7%

Total disposables revenues	188,575	194,245	(2.9)%

Software solutions	17,701	18,145	(2.4)%
Equipment & other	13,417	15,190	(11.7)%
Net revenues	$219,693	$227,580	(3.5)%

Revenue Analysis for Year-to-Date FY16 and FY15
(Data in thousands)

	Six Months Ended
	9/26/2015	9/27/2014	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)
Revenues by geography
United States	$247,726	$245,155	1.0%
International	185,380	206,913	(10.4)%
Net revenues	$433,106	$452,068	(4.2)%

Disposable revenues

Plasma disposables	$164,871	$159,582	3.3%

Blood center disposables
Platelet	65,167	77,541	(16.0)%
Red cell	19,955	20,422	(2.3)%
Whole blood	62,827	71,688	(12.4)%
	147,949	169,651	(12.8)%
Hospital disposables
Diagnostics	24,234	19,645	23.4%
Surgical	29,611	31,281	(5.3)%
OrthoPAT	7,640	10,279	(25.7)%
	61,485	61,205	0.5%

Total disposables revenues	374,305	390,438	(4.1)%

Software solutions	34,540	35,883	(3.7)%
Equipment & other	24,261	25,747	(5.8)%
Net revenues	$433,106	$452,068	(4.2)%

Consolidated Balance Sheets
(Data in thousands)

	As of
	9/26/2015	3/28/2015
	(unaudited)
Assets
Cash and cash equivalents	$100,247	$160,662
Accounts receivable, net	145,411	145,827
Inventories, net	207,645	211,077
Other current assets	47,421	52,711
Total current assets	500,724	570,277
Property, plant & equipment, net	328,233	321,948
Other assets	589,987	593,192
Total assets	$1,418,944	$1,485,417

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$46,593	$21,522
Other current liabilities	141,512	167,570
Total current liabilities	188,105	189,092
Long-term debt	387,715	406,369
Other long-term liabilities	66,244	63,834
Stockholders' equity	776,880	826,122
Total liabilities & stockholders' equity	$1,418,944	$1,485,417

Consolidated Statements of Cash Flows
(Data in thousands)

	Six Months Ended
	9/26/2015	9/27/2014
	(unaudited)
Cash Flows from Operating Activities:
Net income	$12,596	$3,839
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,998	41,625
Stock compensation expense	3,883	6,938
Change in other non-cash operating activities	123	2,423
Change in accounts receivable, net	243	10,145
Change in inventories	2,510	(13,185)
Change in other working capital	(27,592)	(6,805)
Net cash provided by operating activities	36,761	44,980
Cash Flows from Investing Activities:
Capital expenditures	(50,130)	(70,872)
Proceeds from sale of property, plant and equipment	293	377
Other acquisitions and investments	(3,000)	—
Net cash used in investing activities	(52,837)	(70,495)
Cash Flows from Financing Activities:
Change in borrowings/(repayments), net	6,366	(8,258)
Change in employee stock programs	10,637	6,572
Share repurchases	(60,984)	(33,770)
Net cash used in financing activities	(43,981)	(35,456)
Effect of exchange rates on cash and cash equivalents	(358)	(1,527)
Net Change in Cash and Cash Equivalents	(60,415)	(62,498)
Cash and Cash Equivalents at Beginning of the Period	160,662	192,469
Cash and Cash Equivalents at End of Period	$100,247	$129,971

Free Cash Flow Reconciliation:

Free cash flow after restructuring and transformation costs	$(13,076)	$(25,515)
Restructuring and transformation costs	24,434	33,824
Tax benefit on restructuring and transformation costs	(6,189)	(11,558)
Capital expenditures on VCC initiatives	5,347	31,570
Free cash flow before restructuring, transformation costs and VCC capital expenditures	$10,516	$28,321

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below we have removed restructuring, transformation and other costs from our GAAP expenses. Our restructuring and transformation costs for the periods reported are principally related to:

•
Value Creation & Capture (VCC): employee severance and retention, product line transfer costs, accelerated depreciation and other costs associated with these initiatives, principally our manufacturing network optimization, but also including commercial excellence, productivity and other operating initiatives.

•	In Process Research and Development: charges relate to the acquisition of certain technology and manufacturing rights to be used in a next generation device and related costs.

•	Contingent consideration income or expense described in Note 7 to our consolidated financial statements in our Form 10-Q.
We are reporting adjusted earnings before deal amortization, in addition to restructuring and transformation costs.
We believe this information is useful to investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Reconciliation of Non-GAAP Measures for the Second Quarter of FY16 and FY15
(Data in thousands)
	Three Months Ended
	9/26/2015	9/27/2014
	(unaudited)
Non-GAAP gross profit
GAAP gross profit	$105,297	$108,114
Restructuring and transformation costs	1,182	2,929
Non-GAAP gross profit	$106,479	$111,043

Non-GAAP R&D
GAAP R&D	$11,553	$10,938
Restructuring and transformation costs	(73)	(1,017)
Non-GAAP R&D	$11,480	$9,921

Non-GAAP S,G&A
GAAP S,G&A	$74,565	$84,769
Restructuring and transformation costs	(5,276)	(11,164)
Deal amortization	(7,399)	(7,627)
Non-GAAP S,G&A	$61,890	$65,978

Non-GAAP operating expenses
GAAP operating expenses	$86,118	$95,707
Restructuring and transformation costs	(5,349)	(12,181)
Deal amortization	(7,399)	(7,627)
Non-GAAP operating expenses	$73,370	$75,899

Non-GAAP operating income
GAAP operating income	$19,179	$12,407
Restructuring and transformation costs	6,531	15,110
Deal amortization	7,399	7,627
Non-GAAP operating income	$33,109	$35,144

Non-GAAP interest and other expense, net
GAAP interest and other expense, net	$2,606	$2,645
Restructuring and transformation costs	(121)	(235)
Non-GAAP interest and other expense, net	$2,485	$2,410

Non-GAAP income before taxes
GAAP income before taxes	$16,573	$9,762
Restructuring and transformation costs	6,652	15,345
Deal amortization	7,399	7,627
Non-GAAP income before taxes	$30,624	$32,734

Non-GAAP net income
GAAP net income	$12,863	$7,487
Restructuring and transformation costs	6,652	15,345
Deal amortization	7,399	7,627
Tax benefit associated with non-GAAP adjustments	(4,373)	(6,127)
Non-GAAP net income	$22,541	$24,332

Non-GAAP net income per common share assuming dilution
GAAP net income per common share	$0.25	$0.14
Non-GAAP items after tax per common share assuming dilution	$0.19	$0.33
Non-GAAP net income per common share assuming dilution	$0.44	$0.47

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Three Months Ended
	9/26/2015	9/27/2014
	(unaudited)
Non-GAAP revenues
GAAP revenue	$219,693	$227,580
Foreign currency effects	(201)	(8,821)
Non-GAAP revenue - constant currency	$219,492	$218,759

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs and deal amortization	$22,541	$24,332
Foreign currency effects	(1,742)	(2,516)
Income tax associated with foreign currency effects	469	645
Non-GAAP net income - constant currency	$21,268	$22,461

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs and deal amortization	$0.44	$0.47
Foreign currency effects after tax per common share assuming dilution	$(0.02)	$(0.04)
Non-GAAP net income per common share assuming dilution - constant currency	$0.42	$0.43

Reconciliation of Non-GAAP Measures for FY16 and FY15
(Data in thousands)
	Six Months Ended
	9/26/2015	9/27/2014
	(unaudited)
Non-GAAP gross profit
GAAP gross profit	$207,836	$214,392
Restructuring and transformation costs	2,231	5,287
Non-GAAP gross profit	$210,067	$219,679

Non-GAAP R&D
GAAP R&D	$22,874	$26,319
Restructuring and transformation costs	(439)	(4,580)
Non-GAAP R&D	$22,435	$21,739

Non-GAAP S,G&A
GAAP S,G&A	$162,177	$177,331
Restructuring and transformation costs	(18,677)	(28,012)
Deal amortization	(14,804)	(15,301)
Non-GAAP S,G&A	$128,696	$134,018

Non-GAAP operating expenses
GAAP operating expenses	$185,051	$203,650
Restructuring and transformation costs	(19,116)	(32,592)
Deal amortization	(14,804)	(15,301)
Non-GAAP operating expenses	$151,131	$155,757

Non-GAAP operating income
GAAP operating income	$22,785	$10,742
Restructuring and transformation costs	21,347	37,879
Deal amortization	14,804	15,301
Non-GAAP operating income	$58,936	$63,922

Non-GAAP interest and other expense, net
GAAP interest and other expense, net	$4,615	$5,188
Restructuring and transformation costs	(121)	(459)
Non-GAAP interest and other expense, net	$4,494	$4,729

Non-GAAP income before taxes
GAAP income before taxes	$18,170	$5,554
Restructuring and transformation costs	21,468	38,338
Deal amortization	14,804	15,301
Non-GAAP income before taxes	$54,442	$59,193

Non-GAAP net income
GAAP net income	$12,596	$3,839
Restructuring and transformation costs	21,468	38,338
Deal amortization	14,804	15,301
Tax benefit associated with non-GAAP adjustments	(8,343)	(13,385)
Non-GAAP net income	$40,525	$44,093

Non-GAAP net income per common share assuming dilution
GAAP net income per common share	$0.24	$0.07
Non-GAAP items after tax per common share assuming dilution	$0.55	$0.78
Non-GAAP net income per common share assuming dilution	$0.79	$0.85

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Six Months Ended
	9/26/2015	9/27/2014
	(unaudited)
Non-GAAP revenues
GAAP revenue	$433,106	$452,068
Foreign currency effects	(2,546)	(17,970)
Non-GAAP revenue - constant currency	$430,560	$434,098

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs and deal amortization	$40,525	$44,093
Foreign currency effects	(3,810)	(5,916)
Income tax associated with foreign currency effects	975	1,509
Non-GAAP net income - constant currency	$37,690	$39,686

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs and deal amortization	$0.79	$0.85
Foreign currency effects after tax per common share assuming dilution	$(0.06)	$(0.09)
Non-GAAP net income per common share assuming dilution - constant currency	$0.73	$0.76

Restructuring, Transformation and Other Costs (Data in thousands) GAAP results include the following items which are excluded from adjusted results.

	Three Months Ended
	9/26/2015	9/27/2014
	(unaudited)
Manufacturing network optimization	$5,830	$9,987
Commercial excellence initiatives	472	1,492
Productivity and operational initiatives	1,061	1,921
Accelerated depreciation, asset write-down and other non-cash items	554	884
In process research and development and related costs	—	250
Market-based stock compensation	(1,265)	811
Total restructuring, transformation and other costs	$6,652	$15,345

	Six Months Ended
	9/26/2015	9/27/2014
	(unaudited)
Manufacturing network optimization	$11,342	$22,764
Commercial excellence initiatives	2,954	5,768
Productivity and operational initiatives	7,064	4,729
Accelerated depreciation, asset write-down and other non-cash items	1,075	1,714
In process research and development and related costs	—	1,796
Market-based stock compensation	(967)	1,567
Total restructuring, transformation and other costs	$21,468	$38,338

Deal Amortization (Data in thousands) GAAP results include the following items which are excluded from adjusted results.
	Three Months Ended
	9/26/2015	9/27/2014
	(unaudited)
Deal amortization	$7,399	$7,627

	Six Months Ended
	9/26/2015	9/27/2014
	(unaudited)
Deal amortization	$14,804	$15,301